Confidential Treatment has been requested for portions of this document marked with asterisks ("[*]").

                                                          Redacted Exhibit 10.14

                                                                  EXECUTION COPY




                           SALE AND PURCHASE AGREEMENT

                                  by and among

                      Maritime Logistics US Holdings Inc.,

                                  as Purchaser,

                                       and

                             Protex Holdings Limited

                             as Selling Shareholder

                                       and

                     Sea Master Logistics (Holding) Limited

                                    as target

                               September 28, 2006

                           SALE AND PURCHASE AGREEMENT

      THIS SALE AND PURCHASE AGREEMENT (the "Agreement") is dated September 28, 2006 by and among MARITIME LOGISTICS US HOLDINGS INC., a New Jersey corporation ("Purchaser") and SEA MASTER LOGISTICS (HOLDING) LIMITED, a Hong Kong corporation, ("SeaMaster"), and PROTEX HOLDINGS LIMITED, a Hong Kong corporation (the "Selling Shareholder").

                              W I T N E S S E T H:

      WHEREAS, SeaMaster is engaged or will engage in, the business of providing ocean, air and land transportation intermediary services in China to major retailers, wholesalers, importers, and domestic manufacturers in the Transpacific and South African trade lanes as an international freight agency (collectively, the "SeaMaster's Logistics Business");

      WHEREAS, the Purchaser desires to purchase and the Selling Shareholder desires, respectively, to sell to the Purchaser, one hundred percent (100%) of their interest in the issued and outstanding share capital of SeaMaster, and the Purchaser shall acquire such Shares through its wholly-owned subsidiary, SeaMaster Logistics, Inc., a Delaware corporation;

                                      [*]

      WHEREAS, it is intended that a public shell company (tbr Maritime Logistics International, Inc.) incorporated under the laws of Delaware (the "Company"), MLI Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Company (the "Merger Sub"), and Purchaser, will enter into that certain merger agreement, dated as of the closing date of the merger (the "Merger Agreement"), pursuant to which the Merger Sub will merge into the Purchaser and the Purchaser is the surviving entity (the "Surviving Entity") and wholly-owned subsidiary of the Company, and as a condition to the effectiveness of the Merger (as defined in the Merger Agreement), the Selling Shareholder, SeaMaster and the Purchaser shall have executed this Agreement;

      WHEREAS, simultaneously with the effectiveness of the Merger, the Company shall enter into the following agreements on or about October 7, 2006 (the "Finance Closing Date"): (i) that certain securities purchase agreement by and among the Company and the convertible noteholders which are parties thereto (the "Convertible Noteholders"), pursuant to which the Company shall issue senior secured convertible notes due 2011 (the "Convertible Notes") and warrants exercisable to purchase shares of common stock (the "Common Stock") of the Company (the "Note Warrants"), the proceeds of which convertible note offering shall finance a portion of the purchase price of FMI Holdco I, LLC ("FMI") and the assets of the TUG Logistics group of companies ("TUG"), among other things (the "Acquisitions"); (ii) that certain registration rights agreement (the "Registration Rights Agreement") between the Convertible Noteholders and the Company, and others (including the Selling Shareholder) in respect of the registration of the Common Stock underlying the Convertibles Notes and the Common Stock underlying the Note Warrants and certain other common stock; (iii) the lockup agreement, by and among the Selling Shareholder and the Company (the "SeaMaster Lockup Agreement"), in the form attached as Exhibit A; (iv) that certain term loan (the "Senior Secured Term Loan") by and between the Company and the lenders which are parties thereto (the "Lenders"), pursuant to which the Company shall borrow funds to finance a portion of the purchase price of the Acquisitions, among other things; (v) the credit agreement (the "Credit Agreement") between the Company and Lender(s), pursuant to which the Lenders may finance a portion of the purchase price of the Acquisitions; (vi) the securities purchase agreement, by and among the Company and the buyers listed on Schedule C attached thereto (the "PIPE Buyers") (the "PIPE Security Agreement") pursuant to which the Company agrees to issue and deliver to each PIPE Buyer the Common Stock (the "PIPE Common Stock") and warrants (the "PIPE Warrants"), which will be exercisable to purchase shares of Common Stock, and proceeds from the PIPE Buyers may be used to finance the remaining portion of the purchase price of the Acquisitions; and (vii) the voting agreement (the "Voting Agreement"; together with the Convertible Note, the Note Warrant, the Registration Rights Agreement, SeaMaster Lockup Agreement, the Senior Secured Term Loan, the Credit Agreement, the PIPE Security Agreement and the PIPE Warrants, the "Financing Documents") between the Company and certain holders of the Common Stock (the "Stockholders"), including the Selling Shareholder, providing for the agreement of certain stockholders, comprising of management, FMI, TUG and the Selling Shareholder to vote their respective Common Stock as provided therein, in the form attached as Exhibit B;

                                      [*]

      WHEREAS, the Selling Shareholder has a call option to acquire all of the capital stock of SeaMaster Logistics Inc. for One United States Dollar (US$1.00) and other good and valuable consideration in the event that the transactions contemplated by the Financing Documents are not consummated by December 31, 2006.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereby agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

      1.1 AGREEMENT TO SELL AND PURCHASE. Subject to the terms and conditions hereinafter set forth, the Selling Shareholder hereby agrees to sell one fully-paid share of US$1.00 in the capital of SeaMaster, representing one hundred percent (100%) of the issued and outstanding share capital of SeaMaster (the "Shares") as of the date hereof, legally and beneficially owned by the Selling Shareholder to Purchaser and Purchaser hereby agrees to purchase the Shares from the Selling Shareholder. The Shares represent all of the issued and outstanding share capital of SeaMaster.

      1.2 SHARES TO BE TRANSFERRED. At the Closing, the Selling Shareholder shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, for the consideration hereinafter provided, the Shares, free and clear of all mortgages, liens, pledges, security interests, claims and encumbrances of any nature.

      1.3 CONSIDERATION FOR SHARES. Subject to the consummation of the transaction contemplated by the Financing Documents, the aggregate consideration (hereinafter referred to as the "Purchase Price") to be paid by Purchaser to the Selling Shareholder will be paid on in stock and an earn out basis for cash in accordance with the terms set out in Article II.

                                   ARTICLE II

                              SHARE PURCHASE PRICE

      2.1 PURCHASE PRICE:

      a. Price: The Selling Shareholder would be entitled to receive an aggregate cash component of the Purchase Price (the "Earn-Out Cash Payment") in accordance with paragraph b. below. In addition, the Selling Shareholder will receive a common stock component of the Purchase Price consisting in total of [*] in accordance with paragraph c. below. SeaMaster Restricted Stock shall be restricted stock and subject to the prohibitions of selling by the Selling Shareholder in accordance with the terms set forth in SeaMaster Lockup Agreement and the Voting Agreement. As of the Finance Closing Date, the Company will [*] of the Company's Common Stock to be distributed to the employees of SeaMaster as directed by the Selling Shareholder in writing from time to time at its sole discretion in accordance with the Company's employee stock ownership plan. The SeaMaster's Logistics Business and the Shares are deemed fully paid for in exchange for the SeaMaster Restricted Stock and payment of the Earn-Out Cash Payments in accordance with the terms of this Agreement, and the covenants herein as of the Closing Date.

      b. [*]

                                      [*]

                                      [*]

                                      [*]

      2.6 DISBURSEMENT OF PURCHASE PRICE. The Selling Shareholder and the Purchaser agree that the Purchase Price shall be disbursed as specified in
Schedule 2.6 attached hereto and made a part hereof and to the bank accounts set forth therein.

                                   ARTICLE III

              EXCLUDED LIABILITIES AND OBLIGATIONS BY THE PURCHASER

      3.1 EXCLUDED LIABILITIES. The Purchaser and the Selling Shareholder agree that the Purchaser shall not assume any of the following, for SeaMaster, SeaMaster China and the Selling Shareholder, other than the Post-Closing Shareholder Loan:

      (a) all liabilities and obligations that arise out of the use and operation of the SeaMaster's Logistics Business prior to the Closing Date;

      (b) any and all liabilities and obligations of SeaMaster which exist on the Closing Date arising out of all contracts; other than Transportation Contracts, any contracts entered or to be entered into by SeaMaster as contemplated by this Agreement, and real property leases disclosed to Purchaser.

      (c) all liabilities and obligations which arise and/or become due in connection with any contracts (other than Transportation Contracts disclosed to Purchaser) entered into or relating to performance made or acts committed prior to the Closing Date;

      (d) any and all liabilities, losses and damages and alleged liabilities, losses and damages arising out of or resulting from any accident or occurrence occurring prior to the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the business purchased hereunder including, without limitation, the performance of any contract or the ownership, operation or use of equipment in connection with the SeaMaster's Logistics Business;

      (e) all accounts payable and accrued expenses of the SeaMaster's Logistics Business ("Accounts Payable") provided, however, the Purchaser shall only assume reasonable Accounts Payable related to: (1) SeaMaster's Logistics Business rendered in the ordinary course of business within 60 days prior to the Closing Date;

      (f) any liability or obligation of SeaMaster or Selling Shareholder in respect of any amount of federal, state, local or foreign taxes (including interest, penalties and additions to such taxes) which are imposed or measured by the income of SeaMaster, in each case for any period or periods prior to the Closing Date, including franchise taxes of SeaMaster;

      (g) any liability or obligation of SeaMaster or Selling Shareholder under this Agreement or any of the transactions contemplated hereby;

      (h) any liability and obligation of SeaMaster under or with respect to any transactions not in the ordinary course of the business of the SeaMaster's Logistics Business prior to the Closing Date unless otherwise agreed in writing by the Purchaser and the Selling Shareholder;

      (i) any tax (including, without limitation, any federal, state or local income, franchise, sales, transfer, recording, documentary or other tax) imposed upon, or incurred by, SeaMaster or Selling Shareholder in connection with or related to this Agreement or the transactions contemplated hereby, or by reason of its receipt of any of the consideration provided for herein for the sale and transfer of the SeaMaster's Logistics Business;

      (j) any liability or obligation of SeaMaster or the Selling Shareholder for unpaid sales, use, social security, unemployment withholding, real estate, property and income taxes prior to the Closing Date;

      (k) unless otherwise agreed to in writing, any obligations of SeaMaster or the Selling Shareholder to third parties other than the Purchaser arising out of the failure of SeaMaster or the Selling Shareholder to obtain any necessary consents to the assignment to the Purchaser of contracts or leases to which SeaMaster or the Selling Shareholder are a party (including, but not limited to, damages asserted by third parties for breach of such contracts due to the failure to obtain such consents);

      (l) any liability or obligation of SeaMaster or the Selling Shareholder under any credit facilities and any related guaranty of the Selling Shareholder entered or to be entered into prior to the Closing Date in relation to or in connection with the SeaMaster's

Logistics Business;

      (m) any liability and obligation of SeaMaster or the Selling Shareholder under the letters of credit with any lender and any related guaranty of the Selling Shareholder entered or to be entered into prior to the Closing Date in relation to or in connection with the SeaMaster's Logistics Business;

      (n) any liability and obligation of SeaMaster or the Selling Shareholder under the letters of credit relating to insurance maintained by SeaMaster entered or to be entered into prior to the Closing Date in relation to or in connection with the SeaMaster's Logistics Business;

      (o) any claim (including any auto liability claim), obligation, liability, right of action, fine or penalty which may be asserted or imposed by any party at any time arising from or in anyway relating to any act or omission which occurred or commenced prior to the Closing Date, including but not limited to any violations of or any remediation obligation under any foreign law, federal, state or local law;

      (p) any liability or obligation arising under any affiliate transactions or similar transactions; and

      (q) any liability or obligation arising under any litigation against SeaMaster the proceeding of which shall have commenced prior to the Closing Date.

      The liabilities and obligations not assumed by the Purchaser hereunder includes those listed above for SeaMaster China existing prior to the date of consummation of the acquisition of SeaMaster China by SeaMaster.

                                   ARTICLE IV

                                   THE CLOSING

      The closing ("Closing") of the sale and purchase of the Shares shall take place at the offices of Brown Rudnick Berlack Israels LLP, 7 Times Square, New York, New York 10036 on November 8, 2006, at 10:00 a.m., or on such other date (the "Closing Date") or location as the Selling Shareholder and the Purchaser shall mutually agree in accordance with this Agreement. The Closing shall be effective as of the opening of business on the Closing Date.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                         THE SELLER AND SEAMASTER CHINA

      SeaMaster represents and warrants to the Purchaser as follows:

      5.1 ORGANIZATION STANDING, ETC. OF SEAMASTER. SeaMaster is a company incorporated under the laws of the Hong Kong Special Administration Region ("Hong Kong") of the People's Republic of China and is validly existing. Subject to the approval of the acquisition by the necessary governmental authority, [*]


      5.2 AUTHORITY, BINDING EFFECT. SeaMaster has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SeaMaster, and this Agreement has been duly executed and delivered by duly authorized officers of SeaMaster and constitutes a valid, legal and binding obligation of SeaMaster enforceable in accordance with its terms.

      5.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS, ETC.; PERMITS, LICENSES AND INDUSTRY AFFILIATIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with, or constitute a default under, any provision of the constitutional documents of [*] or any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to SeaMaster or any of its properties which in any case would individually or in the aggregate have a material adverse effect on SeaMaster. No consent, approval or authorization of, or declaration or filing with, any governmental authority is required of SeaMaster under existing law in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (or if so required, has been obtained on or before the Closing Date). [*] in compliance in all material respects with the terms of such licenses, permits, authorizations, variances, exemptions, orders and approvals as are held by it or applicable to it and with all applicable material requirements, standards and procedures of the federal, state, local and foreign governmental or regulatory bodies which issued them. Each [*] in compliance in all material respects with all applicable federal, state, local and foreign laws (including, without limitation, any tax, health, employment, labor, customs or interstate or international commerce), ordinances, codes, regulations, orders, requirements, standards or procedures which are applicable to the SeaMaster's Logistics Business operated by it except where any default, violation or contravention would not have a material adverse effect on the SeaMaster's Logistics Business.

      5.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty given by SeaMaster shall be treated as a separate representation or warranty and the interpretation of a representation or a warranty shall not be restricted by reference to or inference from another representation or warranty. The representations and warranties shall survive after the Closing Date.

                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

      The Selling Shareholder represents and warrants to the Purchaser as follows:

      6.1 CORPORATE ORGANIZATION AND QUALIFICATION. SeaMaster is a company incorporated under the laws of Hong Kong, validly existing and is qualified as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it, require such qualification, except where failure to so qualify would not have a material adverse effect. SeaMaster has all requisite power and authority (corporate or otherwise) to own, lease and operate their properties and to carry on their business as it is now being conducted. All of the representations and warranties of SeaMaster apply, MUTATIS MUTANDIS, to SeaMaster China to the extent such representations and warranties are applicable.

      6.2 CAPITALIZATION. The authorized share capital of SeaMaster is Ten Million United States Dollars (US $10,000,000) divided into Ten Million (10,000,000) shares of One United States Dollar (US $1) each (the "Shares"), of which one fully-paid share in the capital of SeaMaster is issued, representing all of the issued and outstanding share capital of SeaMaster. The Selling Shareholder is the record and beneficial owner of all of the Shares representing all of the issued and outstanding share capital of SeaMaster. All of the outstanding shares in the capital of SeaMaster have been duly authorized, validly issued and are fully paid and nonassessable. SeaMaster does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its share capital or any interest therein, or to pay any dividend or make any other distribution in respect thereof. There are no existing options, warrants, stock appreciation rights or other rights of any kind to purchase shares in the capital of SeaMaster.

      6.3 AUTHORITY RELATIVE TO THIS SALE AND PURCHASE AGREEMENT. SeaMaster has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the sale by the Selling Shareholder). This Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of SeaMaster and no other corporate proceedings on the part of SeaMaster is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the sale by the Selling Shareholder). This Agreement has been duly and validly executed and delivered by SeaMaster and constitutes the valid and binding agreement of SeaMaster, enforceable against SeaMaster in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      6.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by SeaMaster of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its constitutional documents of SeaMaster; (ii) require any consent, approval, authorization or permit of, or registration, declaration or filing with or notification to, any governmental authority, except such consents, approvals, authorizations, permits, filings or notifications where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not in the aggregate reasonably be expected to have a material adverse effect or adversely affect the ability of SeaMaster to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which SeaMaster or any of its assets may be bound, which would in the aggregate reasonably be expected to have a material adverse effect, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SeaMaster or its assets, except for violations which could not in the aggregate reasonably be expected to have a material adverse effect or adversely affect the ability of SeaMaster to consummate the transactions contemplated hereby.

      6.5 LITIGATION. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, demand letters or proceedings pending or, to the best knowledge of SeaMaster and the Selling Shareholder, threatened against SeaMaster.

      6.6 FINANCIAL STATEMENTS. Schedule 6.6 sets forth the audited balance sheet of SeaMaster at December 31, 2005 and unaudited balance sheet at June 30, 2006, respectively, the related statement of operations and retained earnings, stockholder's equity and of comprehensive income for the years then ended of December 31, 2004 and December 31 2005, and the interim period through June 30, 2006, respectively, each prepared in accordance with U.S. GAAP (the "Financial Statements"), together with related notes and the audit report on each of such statements issued by Freidman LLP, SeaMaster's certified public accountants and the review reports issued by Freidman LLP.

      6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2005, the business of SeaMaster has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a material adverse effect in the operations of SeaMaster. Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, liabilities and obligations reflected on or reserved against in the balance sheet and as otherwise disclosed in SCHEDULE 6.7, since December 31, 2005, the Selling Shareholder has not incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of the Selling Shareholder prepared in accordance with the principles used to prepare the audited balance sheet. Since June 30, 2006, there has been no change or development in the business, properties, operations, condition (financial or otherwise), or results of operations or prospects of the Selling Shareholder that has had or could reasonably be expected to have a material adverse effect. Since June 30, 2006, the Selling Shareholder has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business, (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000 or (iv) waived any material rights in respect of any Indebtedness or other rights in excess of $100,000 owed to it. The Selling Shareholder has not taken any steps to seek protection pursuant to any bankruptcy law, to the Selling Shareholder's knowledge none of its creditors intend to initiate involuntary bankruptcy proceedings and to the Selling Shareholder's knowledge there is no fact which would reasonably lead a creditor to do so.

      6.8 EMPLOYMENT AGREEMENTS. SeaMaster is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the consummation of the transactions contemplated hereby (including, without limitation, any contract to which SeaMaster or any of SeaMaster is a party involving employees of SeaMaster).

      6.9 BROKERS AND FINDERS. SeaMaster and Selling Shareholder has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Sale and Purchase Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      6.10 TAXES. SeaMaster has (x) filed all returns, declarations, reports, information returns and statements of whatsoever kind ("Tax Returns") in respect of all federal, state, county, local, foreign and other Taxes (as defined below) that it is required to file, and all such Tax Returns are true, complete and accurate in all material respects and (y) paid or provided for the payment of all Taxes due with respect to such Tax Returns and all Taxes, if any, required to be paid for which no return is required. SeaMaster has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes, and within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper government or regulatory authorities all amounts required. SeaMaster has set aside on its books provision reasonably adequate for the payment of all Taxes for periods to which its Tax Returns apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of

SeaMaster know of no basis for any such claim. No liens have been filed and no claims are being asserted by or against SeaMaster or any subsidiary of SeaMaster in respect of any Taxes (other than liens for Taxes not yet due and payable). Neither SeaMaster nor any subsidiary of SeaMaster has received notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other entity on its behalf. Neither SeaMaster nor any subsidiary of SeaMaster is a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. For purposes of this Agreement, the term "Tax" (and, with correlative meaning, the terms "Taxes" and "Taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

      6.11 EMPLOYEE BENEFITS. SeaMaster is not a party nor obligated for any (x) Company Benefit Plans for the employees, directors and officers of SeaMaster,
(y) severance arrangements, or (z) employee benefit plans. SeaMaster has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes, and within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

      6.12 INTANGIBLE PROPERTY. SeaMaster has good, valid and marketable title to all such assets free and clear of all liens and other encumbrances, and has a valid right to use all such assets, including any trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secrets, licenses, information and proprietary rights and processes, all patents and patent rights, customer list, franchise, or intangible asset, together with all goodwill related to the foregoing.

      6.13 PERSONAL PROPERTY. SeaMaster has good title, free and clear of all title defects, security interests, pledges, options, claims or liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, collateral security arrangements and OTHER title or interest retaining agreements) to all Personal Property, but excluding any such liens or encumbrances which will not materially affect the value of such property or interfere with the use of such property in the conduct of SeaMaster's business.

      6.14 INSURANCE. SeaMaster has all necessary bonds, workers compensation insurance (and PEO workers compensation insurance) and all contracts of insurance and indemnity of SeaMaster with respect to its business in force at the date of this Agreement, which shall be provided to Purchaser prior to the Closing Date (including name of insurer or indemnitor, agent, form of coverage and expiration date). All premiums and other payments due from SeaMaster with respect to any such contracts of insurance or indemnity have been paid, and SeaMaster knows of no fact, act or omission which has caused or might cause any such contract to be cancelled or terminated prior to the Closing. All notices have been given, all known claims have been presented and all other required or appropriate action with respect to such contracts have been taken by SeaMaster in a timely fashion.

      6.15 INTERESTS IN REAL PROPERTY. SeaMaster will promptly provided a correct and complete list and brief description of all real properties leased by SeaMaster. SeaMaster does not own any real property. All leases in respect of such real property leased by SeaMaster are valid and enforceable and no party to any such lease is in default thereunder, respectively, and true and complete copies of such leases have previously been delivered to the Purchaser. All rent currently due and payable under the real property leases has been paid.

      6.16 INTERESTS IN EQUIPMENT LEASES. SeaMaster will promptly provide a correct and complete list and brief description of all property leased by SeaMaster, identifying each piece of equipment with each lease. All leases are valid and enforceable and no party to any such lease is in default thereunder, respectively, and true and complete copies of such Leases have previously been delivered to the Purchaser. All payments currently due and payable under the Leases have been paid.

      6.17 TRANSPORTATION CONTRACTS. SeaMaster will promptly provide a complete and correct list of all written Transportation Contracts in effect on the date hereof and in respect of any such contract which is not written, a description of the parties and the nature of the contract. No customer of SeaMaster has expressed to the Selling Shareholder any intention to terminate or modify its relationship with SeaMaster.

      6.18 SUPPLIERS; OTHER CONTRACTS. SeaMaster will promptly provide a complete and correct list of the names of any suppliers of transportation services to SeaMaster with respect to which practical alternative sources of supply are, in the good faith opinion of SeaMaster, not available on commercially reasonable terms and conditions, together with a description of any existing contractual arrangements for, and any pending discussions or negotiations relating to, continued supply from such suppliers and a completed list of the Contracts which involve payments in excess of $100,000.

      6.19 COMPENSATION OF EMPLOYEES. SeaMaster will promptly provide a complete and accurate list of all current directors, officers, employees and consultants of SeaMaster on the date hereof and the Finance Closing Date respectively. SeaMaster shall separately deliver a schedule containing the current job title, aggregate remuneration rate (bonus, commission and salary) and accrued but untaken vacation and sick leave for each such individual.

      6.20 EMPLOYEE RELATIONS. As of August 28, 2006, SeaMaster had an aggregate of 3 permanent employees and SeaMaster China had an aggregate of 29 permanent employees. SeaMaster are not delinquent in payments to any of its employees or consultants (including the leased or temporary employee agreements) for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or for amounts required to be reimbursed to such employees. Upon termination of the employment of any of its employees, SeaMaster will not by reason of anything done prior to the Closing, be liable to any of its employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with SeaMaster normal policies). SeaMaster does not have any contracts of employment with any employees or any legal responsibility for the employees of any other entity, and all employees of SeaMaster are terminable by SeaMaster at will.

      6.21 LABOR AGREEMENTS. There are no contracts with labor unions binding upon SeaMaster and SeaMaster have not been requested to recognize nor agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any employees of SeaMaster. SeaMaster have no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of SeaMaster.

      6.22 COMMISSION ARRANGEMENTS. There are no commission arrangements, involving SeaMaster, except as have been disclosed in writing to the Purchaser as of the Closing.

      6.23 BANK AND OTHER ACCOUNTS. SeaMaster will promptly provide Purchaser a true and complete list of all bank, savings, brokerage and other accounts of SeaMaster, including the name of the depositary, the account number and the persons authorized to make deposits and withdrawals or to effect transactions in such accounts.

      6.24 LETTERS OF CREDIT AND BONDS. There are no loans, credit facilities, letters of credit and bonds outstanding on the date hereof which are the obligations of SeaMaster together with their face amounts and a description as to their character (e.g., standby, irrevocable, etc.), except as necessary to the SeaMaster's Logistics Business which SeaMaster has provided and contributed hereunder.

      6.25 ENVIRONMENTAL MATTERS. (i) SeaMaster and the operations thereof are in material compliance with all applicable environmental laws including, without limitation, all laws pertaining to hazardous materials; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of SeaMaster, threatened against SeaMaster or alleging the violation of or liability of SeaMaster under any applicable environmental laws, and SeaMaster has not received notice from any governmental body or other person alleging any violation of or liability under any applicable environmental laws, in either cease which could reasonably be expected to result in material environmental costs and liabilities; (iii) to the knowledge of SeaMasters, there are no facts, activities, circumstances or conditions relating to, arising from, associated with, or attributable to SeaMaster or any real property currently or previously owned, operated or leased by SeaMaster that could reasonably be expected to result in material environmental costs and liabilities; and (iv) no notices to, or authorizations from, any governmental authority pursuant to any applicable environmental laws are required in order to complete the sale or as a result of having entered into this Agreement.

      6.26 ACCOUNTS RECEIVABLE. SeaMaster's accounts receivable are reflected in SeaMaster's consolidated balance sheet and such accounts receivable arose in the ordinary course of business; were not, as of the date of such balance sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of such balance sheet, bona fide claims against debtors for sales, leases, licenses and other charges thereto.

      6.27 LICENSES TO OPERATE. SeaMaster has all permits, licenses, orders or approvals of any federal, state, local or foreign governmental or regulatory body required in order to permit it to carry on the SeaMaster's Logistics Business. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened.

      6.28 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any material assets or rights of SeaMaster.

      6.29 CERTIFICATES. No certificate executed by SeaMaster or by any officer of SeaMaster pursuant to this Agreement contains or will contain any misstatement of a material fact or omits or will omit any material fact necessary to make the statements made not misleading.

      6.30 NO DEFAULT. The business of SeaMaster has not been and is not being conducted in default or violation of any term, condition or provision of (i) its constitutional documents or similar organizational documents, (ii) any agreement or (iii) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to SeaMaster or relating to any of the property owned, leased or used by it, or applicable to its business, excluding from the foregoing clauses (i),
(ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on SeaMaster or materially impair the ability of SeaMaster to consummate this Agreement.

      6.31 SCHEDULES. Each of the Schedules attached hereto constitutes, and each of the schedules to be delivered at the Closing will constitute, a true and complete list of the items purported to be set forth therein except for items the omission of which would not be considered material.

      6.32 FOREIGN ASSET CONTROL REGULATIONS. SeaMaster is not a "national" of any "designated foreign country", within the meaning of the Foreign Asset Control Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or any regulations or rulings issued thereunder.

      6.33 APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENT. SeaMaster and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar antitakeover provision under SeaMaster's constitutional documents or the laws of the respective state of incorporation which is or could become applicable as a result of the transactions contemplated by this Agreement. SeaMaster has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its common shares or a change in control of the company.

      6.34 FOREIGN CORRUPT PRACTICES. Neither SeaMaster, its affiliates, nor any director, officer, agent, employee or other person acting on behalf of any of them has, in the course of its actions for, or on behalf of, such entity (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

      6.35 TRANSACTIONS WITH AFFILIATES. None of the officers, directors or employees of SeaMaster is presently a party to any transaction with SeaMaster (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to SeaMaster's knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

      6.36 INDEBTEDNESS AND OTHER CONTRACTS. Save as disclosed in this Agreement, SeaMaster does not have any outstanding Indebtedness (as defined below) other than the Post-Closing Shareholder Loan, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a material adverse effect, (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a material adverse effect, or (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of SeaMaster's officers, has or is expected to have a material adverse effect. Immediately after giving effect to the transactions contemplated hereby, SeaMaster will not have any outstanding Indebtedness. For purposes of this
Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations in respect of letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case in respect of any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of SeaMaster or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person in respect of any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss in respect thereof; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

      6.37 INTERNAL ACCOUNTING CONTROLS. As of the Closing, SeaMaster maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken in respect of any difference.

      6.38 CONDUCT OF BUSINESS; REGULATORY PERMITS. The Selling Shareholder is not in violation of any term of or in default under its certificate of incorporation and memorandum and articles of association or other constituent documents, respectively. The Selling Shareholder is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to such entity, and the Selling Shareholder will not conduct its respective business in violation of any of the foregoing, except for such violations (each of which is set forth on SCHEDULE 6.38A) and/or possible violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. The Selling Shareholder possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a material adverse effect, and the Selling Shareholder has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit except where such proceedings, revocation or modification (each of which is set forth on SCHEDULE 6.38B) would not have a material adverse effect.

      6.39 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty given by the Selling Shareholder shall be treated as a separate representation or warranty and the interpretation of a representation or a warranty shall not be restricted by reference to or inference from another representation or warranty. The representations and warranties shall survive after the Closing Date.

                                   ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to each of SeaMaster as follows:

      7.1 ORGANIZATION, STANDING, ETC. OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Purchaser has all requisite corporate and limited liability company, as applicable, power and authority to own the Shares and conduct the business to be transferred hereunder.

      7.2 AUTHORITY; BINDING EFFECT. The Purchaser has the corporate and limited liability company, as applicable, power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement has been duly executed and delivered by duly authorized officers of the Purchaser and constitutes the valid, legal and binding obligation of the Purchaser enforceable in accordance with its terms.

      7.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS, ETC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with, or constitute a default under any provision of the constitutional documents of the Purchaser, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Purchaser or any of its properties. No consent, approval or authorization of, or declaration or filing with, any governmental authority is required of the Purchaser under existing law in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

      7.4 LEGAL PROCEEDINGS. There are no actions, suits, proceedings or investigations pending or threatened against the Purchaser or its properties or assets which question the validity of this Agreement or any action taken or to be taken pursuant hereto, or which might have a material adverse effect upon the properties or business of the Purchaser. There is no judgment, order, writ, injunction or decree of any court or administrative agency which might interfere with the consummation of the transactions contemplated hereby.

      7.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty given by the Purchaser shall be treated as a separate representation or warranty and the interpretation of a representation or a warranty shall not be restricted by reference to or inference from another representation or warranty. The representations and warranties shall survive after the Closing Date.

                                  ARTICLE VIII

                                    COVENANTS

      8.1 FURTHER ASSURANCES AND ASSISTANCE. SeaMaster and the Selling Shareholder shall, from time to time, at the request of the Purchaser, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, assurances and take such other action as the Purchaser may reasonably request and as may be reasonably necessary in order to vest in the Purchaser title to, and possession and control of all of Shares and provide the information reasonably requested by Purchaser hereunder. The Purchaser shall, from time to time, at the request and expense of SeaMaster and/or the Selling Shareholder, take such action as SeaMaster and/or the Selling Shareholder may reasonably request to assist SeaMaster and the Selling Shareholder in complying with state or Federal and foreign laws applicable to the SeaMaster's Logistics Business or the consummation of the transactions contemplated by this Agreement or in defending or prosecuting any litigation in which any of SeaMaster may be involved.

      8.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From and after the date hereof and through the Closing Date, SeaMaster will:

            (i) maintain the SeaMaster's Logistics Business in their present operating condition and repair, except for ordinary wear and tear;

            (ii) not sell, pledge, lease, mortgage, encumber or dispose of, or agree to any of the foregoing regarding, any part of the Logistic Business without the prior written approval of the Purchaser;

            (iii) use their commercially reasonable efforts to preserve intact the Logistic Business, including the real property leases, its business organizations, management and personnel, and use reasonable best efforts to keep available the services of all of its employees, agents, independent contractors and consultants, commensurate with its business requirements;

            (iv) use its commercially reasonable efforts to preserve intact each of SeaMaster's customers and suppliers relationships and their goodwill in their business relations with SeaMaster;

            (v) keep in force all policies of insurance covering the SeaMaster's Logistics Business of SeaMaster;

            (vi) operate the SeaMaster's Logistics Business in the ordinary course of SeaMaster's business, upon their usual terms and conditions, provided, however, that, without the prior written consent of the Purchaser, SeaMaster and the Selling Shareholder shall not enter into any agreement, written or oral, relating to the SeaMaster's Logistics Business which involves or relates to:

                  (A) any labor union or collective bargaining agreement;

                  (B) any new lease or license for any real property or
            equipment;

                  (C) any agreement or arrangement as to which any government, any state, local or municipal government or any agency or instrumentality of any of the foregoing is a party;

                  (D) any distributions to its Selling Shareholder other than distributions for base salary, tax distributions and reimbursements for reasonable business expenses that shall not exceed US$50,000 singly nor US$100,000 in the aggregate;

                  (E) any material arrangement or agreement with any customer to grant such customer a credit or rebate for services rendered or to be rendered; or

            (vii) promptly notify the Purchaser in writing of any material outstanding or threatened claims, legal, administrative, governmental or other proceedings, suits, investigations, complaints, notices or violation or other process involving any request or demand for specific performance or involving in any single instance more than US$25,000 other than cargo claims arising in the ordinary course of the SeaMaster's Logistics Business, or any judgments, orders, directives, injunctions, restraining orders or restrictions against or involving the SeaMaster's Logistics Business or the transactions contemplated by this Agreement.

      8.3 EMPLOYEES, EMPLOYEE BENEFIT PLANS AND POLICIES. The Purchaser agrees that, under terms and conditions of employment the Purchaser will unilaterally establish for all applicants for employment, the Purchaser will consider for employment on the same basis as any other applicant for employment former SeaMaster's Logistics Business employees of SeaMaster, if such former employees apply and are otherwise qualified and available for employment with the Purchaser. All such successful applicants shall be new employees of the Purchaser for all purposes. Each of the Purchaser, the Selling Shareholder and SeaMaster agrees that the contracts of employment of the employees of SeaMaster as of the date hereof, whose names and job positions are as set forth in SCHEDULE 8.3, shall not be affected in any way whatsoever by this Agreement and the Closing and shall continue in full force and effect after Closing, subject to the respective terms of the relevant contracts of employment.

      8.4 INDEMNITIES.

            8.4.1 INDEMNIFICATION OF THE PURCHASER. (a) Subject to Sections 8.4.3, 8.16 and 11.8 hereof, the Selling Shareholder shall indemnify the Purchaser for and hold it harmless against any and all costs, expenses, claims, damages, lawsuits, attorneys', accountants' and other professional fees, losses, deficiencies, assessments, administrative orders, fines, penalties, actions, proceedings, judgments, liabilities and obligations of any kind or description (a "Claim") asserted against, incurred, or required to be paid by the Purchaser (regardless of when asserted or by whom), associated with or arising, from (i) any and all Excluded Liabilities, (ii) any breach by SeaMaster or the Selling Shareholder of any representation, warranty or covenant contained in this Agreement,
      (iii) the failure of SeaMaster and/or the Selling Shareholder to perform any other obligation imposed on such entity or person by this Agreement, and (iv) any employee benefit plan or policy maintained by or on behalf of SeaMaster and/or the Selling Shareholder at any time prior to the Closing Date, regardless of whether such Claim is asserted before or after the Closing Date and regardless of when the Claim arose. Provided that the aggregate liability of the Selling Shareholder under this Agreement shall not exceed US$10,000,000.

            (b) In the event any director, officer, employee, agent or representative of the Purchaser ("Purchaser Representative") is subject to a Claim which, if asserted against the Purchaser, would entitle the Purchaser to indemnification in accordance with Section 8.4.1(a) hereof, such Purchaser Representative or, to the extent that such Purchaser Representative's liabilities, obligations or costs in connection with such Claim have been borne by the Purchaser, then the Purchaser shall be indemnified by the Selling Shareholder in accordance with Section 8.4.I
      (a) hereof, provided that a final determination has been made that such Purchaser Representative has not intentionally violated law or acted outside the scope of his/her authority in connection with such Purchaser Representative's duties, in which event neither the Purchaser nor such Purchaser Representative, as the case may be, shall be indemnified pursuant to this Section 8.4.1(b).

            (c) Purchaser shall not be entitled to indemnification under this
      Section 8.4.1, unless and until the aggregate amount of all Purchaser's Claims exceeds an aggregate amount equal to US$100,000 (the "SeaMaster's Basket

      Amount"). If Purchaser's Claims exceed SeaMaster's Basket Amount, then the Purchaser shall be entitled to recover the full amount of such Purchaser's Claims without regard to SeaMaster's Basket Amount.

            (d) Subject to the insurer's maintaining its right of recourse or contribution against a person who has caused an injury or damage, the amount of any Claims for which indemnification is provided under this
      Section 8.4.1 shall be net of any amounts recovered or recoverable by the Purchaser under insurance policies with respect to such Claim.

            8.4.2 INDEMNIFICATION OF SEAMASTER. (a) Subject to Section 11.8, the Purchaser shall indemnify SeaMaster and the Selling Shareholder, as the case may be, for and hold them harmless against, any Claim asserted against, incurred, or required to be paid by SeaMaster or the Selling Shareholder, as the case may be, (regardless of when asserted or by whom), associated with or arising, from (i) the failure by the Purchaser to discharge any and all of the liabilities, obligations and commitments of SeaMaster expressly assumed by the Purchaser pursuant to Section 3.1 hereof, (ii) any breach by the Purchaser of any representation, warranty, obligation or covenant contained in this Agreement, and (iii) the failure by the Purchaser to perform any obligation imposed on it by this Agreement, related to the foregoing.

            (b) In the event any director, officer, employee, agent or representative of SeaMaster ("SeaMaster Representative") is subject to a Claim which, if asserted against SeaMaster, would entitle SeaMaster to indemnification in accordance with Section 8.4.2(a) hereof, such SeaMaster Representative or, to the extent that such SeaMaster Representative's liabilities, obligations or costs in connection with such Claim have been borne by SeaMaster, then SeaMaster shall be indemnified by the Purchaser in accordance with Section 8.4.2(a) hereof, provided that a final determination has been made that such SeaMaster Representative has not intentionally violated law or acted outside the scope of his/her authority in connection with such SeaMaster Representative's duties, in which event neither SeaMaster nor such SeaMaster Representative, as the case may be, shall be indemnified pursuant to this Section 8.4.2(b).

            (c) SeaMaster shall not be entitled to indemnification under this
      Section 8.4.2, unless and until the aggregate amount of all SeaMaster's Claims exceeds an aggregate amount equal to US$100,000 (the "Purchaser's Basket Amount"). If SeaMaster's Claims exceed the Purchaser's Basket Amount, then SeaMaster shall be entitled to recover the full amount of such SeaMaster's Claims without regard to the Purchaser's Basket Amount.

            8.4.3 DEFENSE OF CLAIMS. Each party (including the Purchaser Representative or SeaMaster Representative) entitled to indemnification under this Agreement (the "Indemnified Party") shall give written notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any Claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such Claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense, but only at such Indemnified Party's expense, and provided, further, that the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is damaged or otherwise prejudiced as a result of the failure to give notice. No Indemnifying Party, in the defense of any such Claim or litigation, shall, without the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which imposes any operational restriction on the SeaMaster's Logistics Business or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Claim or litigation.

            8.4.4 COOPERATION AND ASSISTANCE. SeaMaster and the Selling Shareholder shall cooperate fully with the Purchaser and make available to the Purchaser as the Purchaser may reasonably request, such of SeaMaster's employees who are familiar with, and such of SeaMaster's files and records directly relating to, matters described in Section 8.4.2 hereof for use by the Purchaser in connection with the investigation and defense thereof.

      8.5 ACCOUNTS RECEIVABLE. The Selling Shareholder shall use their reasonable efforts to collect all accounts receivable that will be reflected on the Closing Balance Sheet. Based upon the audited Closing Balance Sheet, the parties agree that upon delivery of the final determination of the Closing Balance Sheet, a net accounts receivable equal to accounts receivable as set forth on such balance sheet less the allowance for doubtful accounts as set forth thereon will be calculated (the "Net Receivables"). Within 105 days after the fifth (5th) anniversary (the "Collection Period"), amounts received by the Purchaser will be applied to the specific invoice designated by the customer remittance. In applying any payment made by an account debtor, such payment shall be applied to any account receivable to which it clearly relates by reason of the amount thereof, and otherwise, as shall be specified by the customer at the time of the making thereof or upon subsequent inquiry by the Purchaser. If any dispute exists, the amount will be applied to the oldest outstanding invoice. No invoices that existed on the fifth (5th) anniversary will be written off as aged accounts during this period.

      8.6 NON-COMPETITION AGREEMENTS. In consideration of the Purchaser agreeing to enter into this Agreement, the Selling Shareholder and its principal agree that during the six-year period commencing on the Closing Date, and in the geographic area of North America and China, the Selling Shareholder and its principal shall not:

      (a) establish, acquire or otherwise engage in, directly or indirectly, any business substantially similar to the SeaMaster's Logistics Business;

      (b) solicit or attempt to solicit any customers of the SeaMaster's Logistics Business who were such on the Closing Date with respect to services of the SeaMaster's Logistics Business; or

      (c) solicit or attempt to solicit any salaried employees employed in the SeaMaster's Logistics Business to seek employment other than with the Purchaser.

      8.7 BROKERS AND FINDERS. Neither SeaMaster nor the Selling Shareholder, nor any officer, director or employee of SeaMaster, has engaged, consented to or authorized any broker, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

      8.8 CERTAIN EMPLOYEES. The Purchaser agrees that it will employ Mr. Peter Stone at the SeaMaster's Logistics Business, on terms and conditions mutually agreeable to the Purchaser and such employee, as set forth in his employment agreement (the "Employment Agreement"). Mr. Stone will also be responsible for overseeing non-SeaMaster offices and activities and locations in Asia and India owned by the Company.

      8.9 ACCESS TO INFORMATION, CONFIDENTIAL TREATMENT. SeaMaster shall give to the Purchaser and its representatives, from and after the date of execution of this Agreement, during normal business hours on prior notice, reasonable access from time to time to all of the properties (including warehouses and other leasehold interests), books, contracts, documents and records of the SeaMaster's Logistics Business, and shall furnish to the Purchaser and its representatives all additional existing financial and other information with respect to the business and affairs of the SeaMaster's Logistics Business that the Purchaser may reasonably request. The Purchaser shall treat, and shall cause its counsel, accountants and other representatives to treat, all information that it has received under this Section 8.9, if not in the public domain, as confidential and, if the Closing shall not occur as provided herein, the Purchaser shall return to SeaMaster on demand all written information (and all copies thereof) received by the Purchaser relating to the Purchased Assets or the SeaMaster's Logistics Business. For a period of seven (7) years after the Closing Date, the Purchaser shall maintain and give to SeaMaster and its representatives, during normal business hours on prior notice, reasonable access from time to time to all books, contracts, documents and records relating to the operations of the SeaMaster's Logistics Business prior to the Closing. SeaMaster shall retain possession of any such records which it is required to retain under applicable law, further, provided, however, that SeaMaster shall, for a period of seven (7) years after Closing, maintain and give to the Purchaser and its representatives during normal business hours on prior notice reasonable access (including the right to photocopy such retained records at the Purchaser's expense) from time to time to such retained records.

      8.10 CHANGE-IN-CONTROL. In the event that 50% or more of the Common Stock of the Company or convertible debt of the Company is sold that is equivalent to the sale of 50% of the Common Stock of the Company or substantially all of the assets of the

Company are sold, or any similar transaction effecting a change in control occurs ("Change in Control"), then any unpaid earn-out (in shares or cash), outstanding principal amount and interest under the Post-Closing Shareholder Loan as provided herein and thereunder and other incurred expenses owing to the Selling Shareholder shall be immediately due and payable and all share transfer restrictions in relation to the SeaMaster Restricted Stock shall lapse and be void; provided, however, the Selling Shareholder shall receive from the Purchaser no later than 45 days after the date of consummation of the Change in Control (in case the date of consummation of the Change in Control falls before the third anniversary of Closing) [*] (in case the date of consummation of the Change in Control falls on or after the third anniversary of Closing) at a minimum the aggregate share and cash value equal to 6 times the Actual Three Year Average EBITDA of SeaMaster for the three years immediately preceding the third anniversary of Closing, plus the outstanding principal amount of the Post-Closing Shareholder Loan, plus accrued interest of the Post-Closing Shareholder Loan at USD 3-month LIBOR plus two percent (2%) based on the actual number of days elapsed from the day on which the loan was advanced until repayment(the "Sale Amount'). Subject to minimum amounts as aforesaid, the Selling Shareholder shall receive the same price per share paid to purchase the Common Stock of the Company as the other public shareholders.

      8.11 NO SHOP; STANDSTILL. SeaMaster and the Selling Shareholder shall refrain from taking, directly or indirectly, any action to encourage, initiate, solicit or continue any discussions or negotiations with, or any other offers from, any other Person concerning a sale of assets or stock, a merger or any similar transaction concerning SeaMaster which would affect the business of SeaMaster or any portion thereof.

      8.12 REAL PROPERTY LEASES. The Selling Shareholder shall use their best efforts to transfer the real property leases (if any) to the Purchaser.

      8.13 PRO FORMAS. SeaMaster shall deliver to the Purchaser the preliminary financial statements consisting of unaudited balance sheets of SeaMaster and its subsidiaries, including SeaMaster China and the related statement of operations without any auditor's report or any disclosures for the same periods required of the Financial Statements (the "SeaMaster Pro Forma").

      8.14 COOPERATION. The Purchaser, SeaMaster and the Selling Shareholder agree to use their reasonable best efforts to cooperate, negotiate in good faith and mitigate any damages associated with this Agreement. The Purchaser, SeaMaster and the Selling Shareholder agree to use reasonable best efforts to effect the transfer of all transferable governmental permits and to secure all new permits in place of non-transferable governmental permits in accordance with all applicable laws, rules, regulations, codes and guidelines, whether or not having the force of law.

      8.15 ACCOUNTS PAYABLE. SeaMaster shall furnish to the Purchaser lists of accounts payable and accrued expenses of the SeaMaster's Logistics Business as follows:

(i) the accounts payable and settlement register (subject to month end adjustments) of SeaMaster on the date hereof, and (ii) delivered to the Purchaser on the Finance Closing Date reflecting the accounts payable and settlement register subject to month-end adjustments of SeaMaster on such date.

      8.16 REGISTRATION OF SHARES. The Purchaser shall procure the Company shall file a registration statement with the Securities and Exchange Commission on Form SB or other appropriate form to register the resale of SeaMaster Restricted Stock issued at the Finance Closing Date.

      8.17 [*]

      8.18 VOTING AGREEMENT AND SEAMASTER LOCKUP AGREEMENT. The Selling Shareholder shall execute the Voting Agreement and Lockup Agreement as of the Closing Date and deliver the same to the Purchaser.

      8.19 [*]

[*]

                                   ARTICLE IX

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

      The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

      9.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of SeaMaster and the Selling Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though made at and as of the Closing except for such representations and warranties which speak to a date other than the Closing Date.

      9.2 COVENANTS. All covenants in favor of the Purchaser, are in full force and effect as of the date hereof and as of the Closing and SeaMaster and the Selling Shareholder know of no reason that such covenants can not be fully complied with by SeaMaster and/or the Selling Shareholder in accordance with the terms of this Agreement.

      9.3 PERFORMANCE; NO DEFAULT. SeaMaster and the Selling Shareholder shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to the Closing in all material respects.

      9.4 COMPLIANCE CERTIFICATE. SeaMaster shall have delivered to the Purchaser their certificate, dated the Closing Date, executed on its behalf by their respective duly authorized representatives, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2 hereof.

      9.5 OPINION OF COUNSEL. The Purchaser shall have received an opinion dated the date of Closing from counsel for the Selling Shareholder with respect to the laws of Hong Kong, in a form satisfactory to Purchaser.

      9.6 PERMITS, ETC. All consents, approvals, permits, estoppel certificates and/or waivers from governmental authorities and all other Persons necessary to effectuate the transactions contemplated by this Agreement to permit the continuation in effect of all transferable governmental permits shall have been obtained.

      9.7 NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, properties or assets or in the financial condition of SeaMaster shall have occurred from the date of this Agreement through the date of the Closing.

      9.8 ABSENCE OF LITIGATION. There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative against the Purchaser, SeaMaster or the Selling Shareholder for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or which would materially adversely affect the benefit to the Purchaser of the transactions contemplated by this Agreement.

      9.9 DUE DILIGENCE. Representatives of the Purchaser shall have been allowed to visit with the owners and/or managers of entities which are parties to this Agreements in a manner reasonably satisfactory to the Purchaser and conduct such additional due diligence relating to material issues of SeaMaster and their businesses including but not limited to environmental matters, which the Purchaser shall have elected to undertake and such due diligence shall have been completed to the Purchaser's satisfaction and the Purchaser shall not have elected in its sole discretion to terminate this Agreement.

      9.10 The Selling Shareholder shall have delivered to Purchaser:

            (i) SHARE CERTIFICATES. Share certificates duly endorsed in appropriate form for transfer and the related contract notes, instruments of transfer and other instruments and documents as Brown Rudnick Berlack Israels LLP, attorneys for Purchaser, may reasonably require as necessary or desirable for transferring and assigning to Purchaser good and marketable title to the Shares to be conveyed hereunder, free of all mortgages, liens, pledges, security interests, claims and encumbrances of any nature.

            (ii) CORPORATE BOOKS OF SEAMASTER. Original minute books (including certified copies of the constitutional documents and all amendments thereto), membership/share certificate books and ledgers, corporate seals and all other books of SeaMaster.

            (iii) RESIGNATIONS. Resignations of all directors and officers of SeaMaster.

            (iv) LETTERS REGARDING MONEY BORROWED. A letter from each person, entity, bank or other financial institution from which SeaMaster or any subsidiary of its SeaMaster has borrowed money, dated the Closing date, stating the amount of their indebtedness to it on the Closing date.

            (v) CERTIFICATES. (i) copies, certified as true and complete by an officer of SeaMaster of the constitutional documents thereof; and (ii) certificate of the Secretary of SeaMaster certifying that the Selling Shareholder legally and beneficially owns all of the issued and outstanding share capital of SeaMaster.

      9.11 FINANCIAL STATEMENTS. The Financial Statements and SeaMaster Pro Formas are delivered in form and substance satisfactory to Purchaser.

      9.12 [*]

      9.13. [*]

      9.14 SEAMASTER LOCKUP AGREEMENT AND VOTING AGREEMENT. The Selling Shareholder shall have received the executed SeaMaster Lockup Agreement and the Voting Agreement dated as of the Finance Closing Date.

      9.15 [*]

                                    ARTICLE X

                     CONDITIONS TO OBLIGATIONS OF THE SELLER

      The obligation of SeaMaster and the Selling Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

      10.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though made at and as of the Closing except for such representations and warranties which speak to a date other than the Closing Date.

      10.2 PERFORMANCE, NO DEFAULT. The Purchaser shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to the Closing.

      10.3 COMPLIANCE CERTIFICATE. The Purchaser shall have delivered to the Selling Shareholder and SeaMaster its certificate, dated the Closing Date, executed on its behalf by Chief Financial Officer and Senior Vice President, as to the fulfillment of the conditions set forth in Sections 10.1 and 10.2 hereof.

      10.4 OPINION OF COUNSEL. The Selling Shareholder and SeaMaster shall have received a favorable opinion from counsel for the Purchaser, dated the Closing Date, and in all respects satisfactory to counsel for the Selling Shareholder.

      10.5 GOVERNMENTAL APPROVAL, ETC. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consumption of the Closing shall have been obtained and be in full force and effect.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 AMENDMENT. The Selling Shareholder, SeaMaster and the Purchaser may amend or modify this Agreement only by a written instrument executed by all parties hereto.

      11.2 WAIVER. The Purchaser may waive compliance by the Selling Shareholder and/or SeaMaster with any of the conditions set forth in Section 9 hereof, and the Selling Shareholder and/or SeaMaster may waive compliance by the Purchaser with any of the conditions set forth in Section 10 hereof, provided in each case that any such waiver shall be in writing signed by the party granting such waiver.

      11.3 TERMINATION. (a) This Agreement may be terminated at any time by the mutual agreement of the Selling Shareholder, SeaMaster and the Purchaser, provided such termination is set forth in writing and executed by both parties. In the event of any such termination, neither party shall have any liability to the other in respect of this Agreement.

      (b) This Agreement may be terminated by either party in the event of a material breach by the other party, upon the giving of sixty (60) days prior written notice setting forth such breach. However, if such breach shall be cured, or all necessary action to cure such breach shall promptly and diligently pursued, in the sole judgment of the non-breaching party, within such sixty (60) day period, then such notice shall be deemed withdrawn and of no further effect.

      11.4 BEST EFFORTS. Each of the parties shall use its reasonable best efforts to fulfill as soon as practicable after the date hereof the conditions specified in Sections 9 and 10 hereof applicable to such party which are dependent upon such party's action or forbearance.

      11.5 SUBMISSION TO JURISDICTION. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any court of the State of New York or Federal court of the United States of America sitting in New York County, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and parties hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to the paragraph below, nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement against the other party in the courts of any jurisdiction. The parties hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court sitting in New York County and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any immunity from jurisdiction of any court or from any legal process with respect to the party or its property. The parties agree that service of process may be made on it by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to its address specified in Section 11.7, or by any other method of service provided for under the applicable laws in effect in the applicable jurisdiction. THE PARTIES IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

      11.6 EXPENSE. Except as provided elsewhere in this Agreement, each party hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement, whether or not the transactions contemplated hereby shall be consummated.

      11.7 NOTICES. Any notice to a party hereto pursuant to this Agreement shall be given by personal delivery or mailed via certified or registered mail, return receipt requested, addressed,

                   (i)    if to the Purchaser:

                          SeaMaster Logistics Inc.
                          547 Boulevard
                          Kenilworth, New Jersey
                          Attention: Robert A. Agresti

                          with a copy to:

                          Brown Rudnick Berlack Israels LLP
                          7 Times Square
                          New York, NY 10036
                          Attn: Raymer W. McQuiston

                   (ii)   if to SeaMaster:

                          c/o SeaMaster Logistics (Hong Kong) Limited
                          China Insurance Group Building
                          141 Des Voeux Road Central
                          Hong Kong
                          Attn: Peter Stone

                   (iii)  If to the Selling Shareholder:

                          Protex Holdings Limited
                          China Insurance Group Building, Rooms 2102-3
                          141 Des Voeux Road Central
                          Hong Kong
                          Attn: Peter Stone

                          with a copy to:

                          Wilkinson & Grist
                          Prince's Building, 6th Floor
                          Charter Road, Central
                          Hong Kong
                          Attn: Raymond Chan

and shall be deemed delivered when actually received if personally delivered or five days after having been placed in the mails so addressed with postage prepaid. The parties shall hereafter notify the other in accordance herewith of any change of address to which notice is required to be mailed.

      11.8 SUCCESSORS SURVIVAL. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and assigns of the respective parties hereto. All rights and obligations of any parties hereto under this Agreement which are required to be performed or observed, or are capable to be so performed or observed after Closing, shall survive Closing without limit in time, provided that any representations and warranties made by the Purchaser, SeaMaster and the Selling Shareholder shall survive the Closing and continue for only four years.

      11.9 ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, provided that the Purchaser may assign this Agreement to a company controlled by, under common control with, or in control of, the Purchaser upon the giving of written notice of such assignment to SeaMaster. Following any assignment the assignor shall have no further liability or obligation to SeaMaster.

      11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts which together shall constitute one and the same document.

      11.11 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

      11.12 HEADINGS. The section headings contained in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      11.13 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by SeaMaster and the Purchaser, except for the press release required by the Finance Closing.

      11.14 CONFIDENTIALITY. The parties will not use or disclose, and will use their reasonable best efforts to prevent their respective employees, agents or representatives from using or disclosing, to any third parties (except to the extent publicly-available or obtainable from independent sources) any trade secrets or proprietary information obtained from the other party in connection with the negotiation of, and the performance under, this Agreement; provided, however, Purchaser may disclose all information, including this Agreement and SeaMaster China Acquisition Agreement, to investors bound by the terms of a confidentiality agreement, to investors in connection with the financing of Purchaser and the Securities and Exchange Commission.

      11.15 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      11.16 NO THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create nor confer upon any person and third party beneficiary rights or otherwise.

                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

MARITIME LOGISTICS US HOLDINGS INC.            SEA MASTER LOGISTICS (HOLDING),
                                               LIMITED

By: _______________________________            By: _____________________________
    Name:                                      Name:
    Title:                                     Title:


PROTEX HOLDING LIMITED

By: _______________________________
    Name:
    Title: